Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated effective as of July 14, 2020 (the “Effective Date”), is made by and between Live Ventures Incorporated, a Nevada corporation (“Parent”), and Precision Affiliated Holdings LLC, a Delaware limited liability company (“Holdings”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, Holdings is a wholly owned subsidiary of Parent formed for the purpose of holding all of the issued and outstanding shares of capital stock of Precision Industries, Inc., a Pennsylvania corporation (“Precision”);

WHEREAS, as a result of the consummation of the Merger on the Effective Date pursuant to the Agreement and Plan of Merger, dated as of the Effective Date (the “Merger Agreement”), among Parent, President Merger Sub Inc., Precision and the Shareholders’ Representative named therein, Parent is the sole shareholder of Precision and, as such, is the beneficial owner and holder of record of 500 shares of Common Stock, no par value, of Precision (the “Shares”), which constitute all of the issued and outstanding shares of capital stock of Precision upon consummation of the Merger; and

WHEREAS, Parent desires to contribute, convey, transfer and deliver to Holdings all of the Shares, and Holdings desires to accept such contribution, conveyance, transfer and delivery, in each case effective as of immediately following the consummation of the Merger on the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Contribution and Acceptance.  Parent hereby contributes, conveys, transfers and delivers to Holdings all of the Shares (the “Contribution”).  Holdings hereby accepts the Contribution.  The parties hereto acknowledge that the Shares are uncertificated.

2.Effectiveness.  The parties hereto acknowledge and agree that the Contribution shall be deemed to occur on the Effective Date immediately following the consummation of the Merger.

3.Subsidiary Status.  Parent and Holdings hereby acknowledge that Parent owns all of the issued and outstanding equity interests in Holdings both before and after giving effect to the Contribution, and as such, no additional equity interests in Holdings shall be issued to Parent in respect of the Contribution.

4.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but together shall constitute but one and the same agreement.  Any signature delivered by electronic means (facsimile or email/pdf, etc.) shall be binding to the same extent as an original signature page with regard to this Agreement or any amendment hereof.

5.Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the parties has caused this Contribution Agreement to be executed on its behalf by its officer or manager thereunto duly authorized as of the day and year first above written.

LIVE VENTURES INCORPORATED

By: /s/ Jon Isaac

Jon Isaac, President and Chief Executive Officer

PRECISION AFFILIATED HOLDINGS LLC

By: /s/ Jon Isaac

Jon Isaac, Manager

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